Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of the 11th day of January 2021, by and between Sunworks, Inc., a Delaware corporation (the “Company”), and Gaylon Morris, an individual (“Executive”), and is made with respect to the following facts:

R E C I T A L S

A. The Company and Executive wish to ensure that the Company will receive the benefit of Executive’s loyalty and service during Executive’s tenure and that Executive will be appropriately treated and compensated for services rendered.

B. The parties have entered into this Agreement for the purpose of setting forth the terms of employment of Executive by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Employment of Executive and Duties. The Company hereby hires Executive and Executive hereby accepts employment upon the terms and conditions described in this Agreement. Executive shall be the Chief Executive Officer of the Company. Executive shall report directly to the Company’s Board of Directors. In such position, Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Board of Directors which duties, authority, and responsibility are consistent with Executive’s position. Concurrent with commencement of Executive’s employment, Executive will be appointed to the Company’s Board of Directors, to serve in accordance with the Company’s bylaws and subject to removal and re-election by the Company’s stockholders.

2. Time and Effort. Executive agrees to devote his full working time and attention to the performance of Executive’s duties hereunder, including but not limited to, managing all aspects of the Company’s day to day operations and strategic direction.

3. Company’s Authority. Executive agrees to comply with the Company’s reasonable rules and regulations as adopted by the Company’s Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement. Executive shall promptly notify the Company’s Board of Directors of any objection he has to such officer’s directives and the reasons for such objection.

4. Obligations with Former Employers. Executive confirms that he has not violated, nor will he violate, any confidentiality obligations he may have with any former employer.

5. Term of Agreement. This Agreement shall commence to be effective as of the date of this Agreement (the “Commencement Date”), and shall be considered to be a contract for employment “at-will” as that term is defined under California law and consistent with section 2922 of the California Labor Code. Either party may terminate this Agreement at-will.

6. Confidential Information: Nondisclosure Covenant.

6.1. Confidential Information: As used herein the term “Confidential Information” shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, suppliers, investors, financing sources, manuals for Executive and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by the Company in the course of its business and which is not known by or readily available to the general public.

6.2. Nondisclosure Covenant: Executive acknowledges that, in the course of performing services for and on behalf of the Company, Executive has had and will continue to have access to Confidential Information. Executive hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for the Company, its successors and assigns, and to disclose such information only on a “need-to-know” basis in furtherance and for the benefit of the Company’s business. During the period of Executive’s employment with the Company and at any and all times following Executive’s termination of employment for any reason, including without limitation Executive’s voluntary resignation or involuntary termination with or without cause (as defined below), Executive agrees to not misappropriate, utilize for any purpose other than for the direct benefit of the Company, or disclose or make available to anyone outside the Company’s organization, any Confidential Information or anything relating thereof without the prior written consent of the Company, which consent may be withheld by the Company for any reason or no reason at all.

6.3. Return of Property: Upon Executive’s termination of his employment with the Company for any reason, including without limitation Executive’s voluntary resignation or involuntary termination with or without cause, Executive hereby agrees to immediately return to the Company’s possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Executive’s possession or control. Executive further agrees that, upon the request of the Company at any time during Executive’s period of employment with the Company, Executive shall promptly return to the Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Executive’s possession or control.

6.4. Rights to Inventions and Trade Secrets: Executive hereby assigns to the Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Executive solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with the Company. All original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s services hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

7. Non-interference and Non-solicitation Covenants: In further reflection of the Company’s important interests in its proprietary information and its trade, customer, vendor and Executive relationships, Executive agrees that, during the 24-month period following the termination of Executive’s employment with the Company for any reason, including without limitation Executive’s voluntary resignation or involuntary termination with or without cause, Executive will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) use trade secrets or any Confidential Information of the Company to interfere with any contractual or other business relationships that the Company has with any of its customers, clients, service providers or materials suppliers as of the date of Executive’s termination of employment, or (b) solicit or induce any employees of the Company to terminate his/her employment relationship with the Company.

8. Compensation. During the term of this Agreement, the Company shall pay the following compensation to Executive:

8.1. Annual Compensation. Executive shall be paid a base salary of three hundred and fifty thousand dollars ($350,000.00) payable bi-weekly in 26-equal amounts. Executive’s position is a regular, fulltime position classified as “exempt” and thus Executive is not eligible for overtime compensation.

8.2. Bonus: For each fiscal year of Executive’s employment hereunder, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Company’s Board of Directors and shall be subject to the terms of the Company annual bonus plan under which it is granted. In addition in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the last day of the applicable fiscal year that Annual Bonuses are paid. Notwithstanding anything to the contrary herein, for the fiscal year ending December 31, 2021, Executive, shall be paid an Annual Bonus equal to (i) 100% of base salary if the Company’s GAAP consolidated operating income (adjusted to exclude expenses for equity compensation) for the combined period from April 1, 2021 through December 31, 2021 exceeds $0, and (ii) 50% of base salary if the Company’s GAAP consolidated operating income for the combined period from April 1, 2021 through December 31, 2021 is less than $0, provided that certain additional objectives are met, as set and determined by the Compensation Committee of the Company’s Board of Directors. Notwithstanding anything to the contrary herein, for the fiscal year ending December 31, 2022, Executive, shall be paid an Annual Bonus equal to (i) 75% of base salary if the Company’s GAAP consolidated operating income (adjusted to exclude expenses for equity compensation) for the combined period from January 1, 2022 through December 31, 2022 exceeds $0, and (ii) 50% of base salary if the Company’s GAAP consolidated operating income for the combined period from January 1, 2022 through December 31, 2022 is less than $0, provided that certain additional objectives are met, as set and determined by the Compensation Committee of the Company’s Board of Directors.

8.3. Equity Awards. In consideration of Executive entering into this Agreement, on the date hereof, the Company will grant to Executive a restricted stock grant of 210,000 shares of common stock under the Sunworks, Inc. 2016 Equity Incentive Plan (the “Plan”), one third of which shall vest on the one year anniversary of the grant and the balance shall vest in twenty four equal monthly installments. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable award agreement.

8.4. Benefits. So long as Executive is employed by the Company, Executive shall participate in employee benefit plans provided by the Company to its employees serving in similar employment capacities, as determined from time to time by the Compensation Committee of the Board of Directors and on terms at least as favorable to Executive as are offered to such other executives.

8.5. Termination without Cause or Change of Control. If the Company terminates Executive’s employment without Cause or consummates a Change of Control (as defined below) transaction (each a “Payment Trigger Event”), Executive shall receive a lump sum payment to be paid no more than 30 days following the Payment Trigger Event in an amount equal to Executive’s then current monthly base salary multiplied by (i) six, if the Payment Trigger Date occurs within six months following the Commencement Date, or (ii) twelve, if the Payment Trigger Date occurs at any time more than six months following the Commencement Date.

8.5.1. “Cause” means:

8.5.1.1. Executive’s continued intentional and demonstrable failure to perform his duties customarily associated with Executive’s position as Chief Executive Officer of the Company (other than any such failure resulting from Executive’s mental or physical Disability (as defined below)) after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not devoted sufficient time and effort to the performance of his or her duties and has failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if Executive is in good faith performing his or her duties, but is not achieving results the Company deems satisfactory for Executive’s position, it will not be considered to be grounds for termination of Executive for “Cause”);

8.5.1.2. Executive’s conviction of, or plea of nolo contendere to, a felony that the Board of Directors of Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

8.5.1.3. Executive’s engagement in dishonest or illegal conduct, which is, in each case, materially injurious to the Company or its affiliates;

8.5.1.4. Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company or its respective successors or assigns, as applicable;

8.5.1.5. Executive’s unauthorized use of the Company’s material confidential information; or

8.5.1.6. Executive’s breach of this Agreement or unauthorized competitive activity.

8.5.2. “Change of Control” means (A) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation), unless the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity, except that any change in the ownership of the stock of the Company as a result of a financing by the Company that is approved by the Company’s Board of Directors and in which the Board of Directors determines is not a Change of Control for the purposes of this Agreement will not be considered a Change of Control, or (B) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code, as amended.

8.5.3. “Disability” means Executive’s failure substantially to perform Executive’s duties on a full-time basis for a period exceeding one hundred eighty (180) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve (12) month period as a result of incapacity due to physical or mental illness. If there is a dispute as to whether Executive is or was physically or mentally unable to perform Executive’s duties, such dispute will be determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Notwithstanding the foregoing, if Executive participates in any group disability plan provided by the Company, which offers long-term disability benefits, “Disability” will mean disability as defined therein.

9. Reimbursement of Expenses: Executive shall receive a one-time cash payment of $50,000 to cover relocation expenses (“Relocation Payment”), provided that Executive shall repay such Relocation Payment if Executive (i) does not permanently relocate his residence to within fifty (50) miles of the Company principal executive offices, (ii) voluntarily resigns or (iii) is terminated with Cause, in each case within nine months of the Commencement Date. In addition, the Company shall reimburse Executive for the reasonable travel and other expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement. Executive’s reimbursable expenses must be approved by the Chairman of the Board (or any other Board member) and shall be paid by the Company in cash within a reasonable time after presentment by Executive of an itemized list of invoices sufficiently describing such expenses. All compensation provided in Sections 8 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law. Expense reimbursements will not be subject to withholding.

10. Assignability of Benefits: Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company. Except as provided by law, payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against Executive, nor shall Executive have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder.

11. Notice. All notices and other communications required or permitted hereunder shall be in writing or in the form of email, facsimile or letter to be given only during the recipient’s normal business hours unless arrangements have otherwise been made to receive such notice outside of normal business hours, and can be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, email or facsimile (as provided above) addressed (a) if to Executive, at the address for such Executive set forth on the signature page hereto or at such other address as such Executive shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to Executive.

In case of Company:

CONFIDENTIAL

Sunworks, Inc.

1030 Winding Creek Road, Suite 100

Roseville, CA 945678

Attn: President / CEO

In case of Executive:

The address listed below

signature to this Agreement.

12. Attorneys’ Fees: In the event that either party resorts to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such suit.

13. Entire Agreement: This Agreement embodies the entire understanding among the parties and merge all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties to this Agreement.

14. No Verbal Change/Amendment: This Agreement may only be changed or modified and any provision hereof may only be waived by a writing signed by the party against whom enforcement of any waiver, change or modification is sought. This Agreement may be amended only in writing by mutual consent of the parties.

15. Severability: In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

16. Applicable Law: This Agreement shall be construed as a whole and in accordance with its fair meaning. This Agreement shall be interpreted in accordance with the laws of the State of California.

17. Successors and Assigns. Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest. Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to Company whether by merger, reorganization or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	SUNWORKS, INC.
a Delaware Corporation

	By:	/s/ Charles F. Cargile
Chairman of the Board

EXECUTIVE:		/s/ Gaylon Morris
Gaylon Morris

Street Address

City, State and Zip Code

Telephone Number:
Facsimile Number:
Email Address: